Exhibit 99.1

ISIS PHARMACEUTICALS APPOINTS SARAH BOYCE AS CHIEF BUSINESS OFFICER

Isis Strengthens Management Team Adding Strategic Business and Strategic Marketing Expertise

CARLSBAD, Calif., January 5, 2015 – Isis Pharmaceuticals, Inc. (NASDAQ: ISIS) announced today that Sarah Boyce has joined the company as chief business officer. In this newly created position, Ms. Boyce will provide strategic leadership from a commercial background and lead Isis’ corporate development activities, including corporate communications, business development, patient advocacy, competitive intelligence and alliance management. Ms. Boyce will also serve as a member of Isis’ executive leadership team.

“Sarah is a proven senior business leader who brings a commitment to science and patients to the commercial aspects of our organization. She has led the commercialization of many important products, been a global business leader for Novartis, Alexion and Forest Laboratories. Sarah’s business and marketing expertise in life sciences will complement our strong research and development organization and help ensure that we are maximizing the potential of our assets,” said B. Lynne Parshall, chief operating officer at Isis Pharmaceuticals. “I am very pleased to have Sarah join my team and assume responsibility for numerous business activities as well as contribute broadly to the opportunities in our pipeline. Importantly, I am excited about the business expertise and depth Sarah will add to our senior leadership team.”

“I am joining Isis at a very exciting time. With numerous drugs in late-stage development and a host of promising drugs advancing, there are a number of opportunities for me to provide a strong commercial perspective to complement Isis’ innovative and efficient drug discovery and clinical development groups,” said Sarah Boyce, chief business officer at Isis Pharmaceuticals.

Prior to joining Isis as chief business officer, Ms. Boyce was vice president, head of international business strategy and operations at Forest Laboratories, Inc. where she was recruited to lead the launch, development and expansion of their international efforts for their pharmaceutical and consumer health business. Prior to Forest, Ms. Boyce served on the Alexion management team and led the global launch of a new therapy area for the company. Ms. Boyce spent 10 years working at Novartis; first in the oncology business unit of their pharmaceuticals division and then as vice president, global program head in the pediatrics and specialty vaccine business for the vaccine and diagnostics division. Prior to her tenure at Novartis, Ms. Boyce worked at Bayer Pharmaceuticals as global strategic marketing manager and at Roche, where she led the launches of multiple drugs in the UK. Ms. Boyce has a Bachelor of Science degree in microbiology from the University of Manchester, England.

ABOUT ISIS PHARMACEUTICALS, INC.
Isis is exploiting its leadership position in RNA-targeted technology to discover and develop novel drugs for its product pipeline and for its partners. Isis’ broad pipeline consists of 34 drugs to treat a wide variety of diseases with an emphasis on cardiovascular, metabolic, severe and rare diseases, including neurological disorders, and cancer. Isis’ partner, Genzyme, is commercializing Isis’ lead product, KYNAMRO®, in the United States and other countries for the treatment of patients with homozygous FH. Isis has numerous drugs in Phase 3 development in severe and rare and cardiovascular diseases. These include ISIS-APOCIIIRx, a drug Isis is developing to treat patients with severely high triglycerides, such as patients with familial chylomicronemia syndrome; ISIS-TTRRx, a drug Isis is developing with GSK to treat patients with the polyneuropathy form of TTR amyloidosis; and, ISIS-SMNRx, a drug Isis is developing with Biogen Idec to treat infants and children with spinal muscular atrophy, a severe and rare neuromuscular disease. Isis’ patents provide strong and extensive protection for its drugs and technology. Additional information about Isis is available at www.isispharm.com.

ISIS PHARMACEUTICALS’ FORWARD-LOOKING STATEMENT
This press release includes forward-looking statements regarding Isis Pharmaceuticals and Isis’ business. Any statement describing Isis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2013, and its most recent quarterly report on Form 10-Q, which are on file with the SEC. Copies of these and other documents are available from the Company.

In this press release, unless the context requires otherwise, “Isis,” “Company,” “we,” “our,” and “us” refers to Isis Pharmaceuticals and its subsidiaries.

Isis Pharmaceuticals® is a registered trademark of Isis Pharmaceuticals, Inc. KYNAMRO® is a registered trademark of Genzyme Corporation.

Isis Pharmaceuticals’ Contacts:
D. Wade Walke, Ph.D. Vice President, Corporate Communications and Investor Relations 760-603-2741	Amy Blackley, Ph.D. Associate Director, Corporate Communications 760-603-2772

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